Exhibit 10(a)

AMENDED AND RESTATED CLIFFS

2007 INCENTIVE EQUITY PLAN

AMENDED AND RESTATED CLIFFS
2007 INCENTIVE EQUITY PLAN

ARTICLE 1

GENERAL PURPOSE OF PLAN; DEFINITIONS

1.1 Name and Purpose. The name of this Plan is the Amended and Restated Cliffs 2007 Incentive Equity Plan. The purpose of the Cliffs 2007 Incentive Equity Plan (the “Plan”) is to attract and retain employees for Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc) and its Subsidiaries and to provide such persons with incentives and rewards for performance.

1.2 Certain Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this Plan:

(a) The word “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board of Directors in its discretion.

(b) The word “Award” means any grant under this Plan of a Stock Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Deferred Shares, Performance Shares, or Performance Units to any Participant.

(c) The words “Board of Directors” mean the Board of Directors of the Company, as constituted from time to time.

(d) The word “Cause” means that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary; (ii) intentional wrongful damage to property of the Company or any Subsidiary; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(e) The word “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.

(f) The word “Committee” means the entity administering this Plan as provided in Section 2.1 hereof or, if none has been appointed, then the Board of Directors as a whole.

(g) The word “Company” Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc), a corporation organized under the laws of the State of Ohio and any successor corporation or business organization which shall assume the duties and obligations of Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc) under this Plan.

(h) The words “Date of Grant” mean the date on which the Committee, or the Chief Executive Officer pursuant to the delegated authority of the Committee, approves an Award or a future date that the Committee, or the Chief Executive Officer, designates at the time of the Award.

(i) The words “Deferred Shares” mean an Award which may result in the delivery or sale to a Participant at a future date of Shares upon the completion of a specified period of service or the satisfaction of specified performance goals.

(j) The word “Director” means a member of the Board of Directors.

(k) The word “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(l) The words “Early Retirement” mean either (i) a Participant’s retirement from active employment with the Company or an Affiliate on and after the attainment of age 55 and 15 years of Continuous Service or (ii) a Participant’s retirement from active employment with the Company or an Affiliate on and after the attainment has at least 30 years of Continuous Service. Continuous Service shall be determined pursuant to Part A of the Pension Plan for Employees of Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc) and Its Associated Employers.

(m) The acronym “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific ERISA Section, such reference shall be deemed to be a reference to any successor ERISA Section or Sections with the same or similar purpose.

(n) The words “Exchange Act” mean the Securities Exchange Act of 1934, as amended, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Exchange Act Section, such reference shall be deemed to be a reference to any successor Exchange Act Section or Sections with the same or similar purpose.

(o) The words “Exercise Price” mean the purchase price of a Share covered by a Stock Option.

(p) The words “Fair Market Value” mean the last closing price of a Share as reported on the New York Stock Exchange, or, if applicable, on another national securities exchange on which the Shares are principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Shares on such date, then on the most recent immediately preceding date on which there were any sales of Shares on such principal trading exchange. If the Shares are not or cease to be traded on the New York Stock Exchange or another national securities exchange, the “Fair Market Value” of Shares shall be determined in the manner prescribed by the Committee. Notwithstanding the foregoing, as of any date, the “Fair Market Value” of Shares shall be determined in a manner consistent with Section 409A of the Code and the guidance then existing thereunder.

(q) The words “Incentive Stock Option” and the acronym “ISO” mean a Stock Option that is clearly identified as such and which meets the requirements of Section 422 of the Code, or any successor provision, and therefore qualifies for favorable tax treatment.

(r) The words “Non-Qualified Stock Option” and the acronym “NQSO” mean a Stock Option that: (i) is governed by Section 83 of the Code; and (ii) does not meet the requirements of Section 422 of the Code.

(s) The words “Normal Retirement” mean retirement from active employment with the Company or an Affiliate on or after the age of 65.

(t) The words “Outside Director” mean a Director who meets the definitions of the terms “outside director” set forth in Section 162(m) of the Code, “independent director” set forth in the New York Stock Exchange, Inc. rules, and “non-employee director” set forth in Rule 16b-3 under the Exchange Act, or any successor definitions adopted by the Internal Revenue Service, the New York Stock Exchange, Inc. and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations.

(u) The word “Participant” means each employee who has been selected to participate in this Plan in accordance with Section 4.1 hereof.

(v) The words “Performance Period” mean the period described in Section 10.3 hereof.

(w) The words “Performance Shares” mean an Award which may result in the delivery to a Participant at a future date of Shares or cash, or both, upon the satisfaction of specified performance goals at the end of a specified Performance Period.

(x) The words “Performance Units” mean an Award which may result in the payment of cash to a Participant at a future date or the delivery to a Participant at a future date of Shares, or a combination of cash and Shares, upon the satisfaction of specified performance goals at the end of a specified Performance Period.

(y) The word “Plan” means this Amended and Restated Cliffs 2007 Incentive Equity Plan, as amended from time to time.

(z) The acronym “QDRO” means a qualified domestic relations order as defined by the Code.

(aa) The word “Retirement” means Normal Retirement or Early Retirement.

(bb) The words “Restricted Shares” mean an Award of Shares to a Participant at no cost or at a purchase price which may be below Fair Market Value but which are subject to forfeiture and/or restrictions on sale or transfer for a specified restriction period.

(cc) The words “Restricted Share Units” mean an Award which may result in the delivery at no cost or sale at a purchase price which may be below Fair Market Value to a Participant at a future date of Shares but which are subject to forfeiture and/or restrictions on sale or transfer.

(dd) The words “Retention Units” mean a type of Restricted Share Unit that is typically paid in cash and which does not have any performance goals.

(ee) The word “Share” or “Shares” means one or more Common Shares, par value, $.25 per share, of the Company.

(ff) The word “Shareholder” means an individual or entity that owns one or more Shares.

(gg) The words “Stock Appreciation Right” and the acronym “SAR” mean an Award which may result in the delivery or sale to a Participant at a future date of cash or Shares, or both, upon the completion of a specified period of service or the satisfaction of specified performance goals.

(hh) The words “Stock Option” mean any right to purchase a specified number of Shares at a specified price which is granted pursuant to Article 5 herein and may be an Incentive Stock Option or a Non-Qualified Stock Option.

(ii) The words “Stock Power” mean a power of attorney executed by a Participant and delivered to the Company which authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Shares from the Participant to the Company or a third party.

(jj) The word “Subsidiary” means any corporation which qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

(kk) The word “Term” means the period that this Plan will remain in effect which will be for six years after adoption of this Plan by the Board of Directors.

(ll) The word “Vested” means that the time has been reached, with respect to Stock Options, when the option to purchase Shares first becomes exercisable; with respect to Stock Appreciation Rights, when the Stock Appreciation Right first becomes exercisable for payment; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture and restrictions on transferability; with respect to Deferred Shares when the Shares are deliverable to the Participant; with respect to Restricted Share Units and Performance Shares, when the Shares or Units are no longer subject to forfeiture and are convertible to Shares; and with respect to Performance Units, when the Units are no longer subject to forfeiture and are convertible to Shares or cash. The words “Vest” and “Vesting” have meanings correlative to the foregoing.

ARTICLE 2

ADMINISTRATION

2.1 Authority and Duties of the Committee.

(a) The Plan shall be administered by a Committee of not less than three Directors who are appointed by the Board of Directors and serve at its pleasure. Unless otherwise determined by the Board of Directors, the Compensation and Organization Committee shall serve as the Committee, and all of the members of the Committee shall be Outside Directors. Notwithstanding the requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual considered to be an Outside Director shall be deemed void because a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.

(b) The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to officers, mine managers and other key employees of the Company or its Affiliates.

(c) In particular, the Committee has the authority, subject to any limitations specifically set forth in this Plan, to:

(i) select the officers, mine managers and other key employees to whom Awards are granted;

(ii) determine the types of Awards granted and the timing of such Awards;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) determine whether an Award is, or is intended to be, “performance-based compensation” within the meaning of Section 162(m) of the Code;

(v) determine the other terms and conditions, not inconsistent with the terms of this Plan and any operative employment or other agreement, of any Award granted hereunder; such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Stock Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any Vesting, acceleration or waiver of forfeiture restrictions, any performance criteria (including any performance criteria as described in Section 162(m)(4)(C) of the Code) applicable to an Award, and any restriction or limitation regarding any Stock Option or Stock Appreciation Rights or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

(vi) determine and certify whether any conditions or objectives related to Awards have been met, including any such determination required for compliance with Section 162(m) of the Code;

(vii) subsequently modify or waive any terms and conditions of Awards, not inconsistent with the terms of this Plan and any operative employment or other agreement provided that any such modification or waiver shall not have the effect of increasing the payment to the Participant under an Award which is intended to be a performance-based Award under Section 162(m);

(viii) determine whether, to what extent and under what circumstances, Shares and other amounts payable with respect to any Award are deferred either automatically or at the election of the Participant;

(ix) adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(x) promulgate such administrative forms as they from time to time deem necessary or appropriate for administration of the Plan;

(xi) construe, interpret and implement the terms and provisions of this Plan, any Award and any related agreements;

(xii) correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements; and

(xiii) otherwise supervise the administration of this Plan.

(d) All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its Shareholders and Participants, but may be made by their terms subject to ratification or approval by the Board of Directors, another committee of the Board of Directors or the Shareholders. No member of the Committee shall be liable to any person for any action taken or determination made in good faith.

2.2 Delegation of Authority. The Committee may delegate its powers and duties under this Plan to the Chief Executive Officer of the Company, subject to applicable law and such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee may not delegate its powers and duties under this Plan with regard to Awards to the Company’s executive officers or any Participant who is a “covered employee” as defined in Section 162(m) of the Code. The Company shall furnish the Committee with such clerical and other assistance as is necessary for the performance of the Committee’s duties under this Plan. In addition, the Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers.

ARTICLE 3

SHARES SUBJECT TO PLAN

3.1 Total Shares Limitation. Subject to the provisions of this Article 3, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is 2,000,000, which may be newly-issued Shares or Shares that have been reacquired in the open market or in private transactions. The 2,000,000 maximum Share limitation set forth in the preceding sentence, which became 4,000,000 as a result of the 2:1 stock split in 2008, is amended to become 11,000,000, applicable to Awards granted on or after January 1, 2010, but effective only if and when Shareholder approval of this amendment is obtained.

3.2 Other Limitations.

(a) ISO Limitations. The maximum number of Shares available with respect to all Stock Options granted under this Plan that may be Incentive Stock Options is 2,000,000 Shares. The 2,000,000 maximum Share limitation set forth in the preceding sentence, which became 4,000,000 as a result of the 2:1 stock split in 2008, is amended to become 11,000,000, applicable to Awards granted on or after January 1, 2010, but effective only if and when Shareholder approval of this amendment is obtained.

(b) Reduction of Limitation. For purposes of Section 3.1, each Share issued or transferred pursuant to an Award other than a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by two Shares. Each Share issued or transferred pursuant to a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by one Share. If Stock Options and Stock Appreciation Rights are issued in tandem so that only one can be exercised, the number of Shares available for issuance under the Plan shall be reduced by one Share for each tandem pair of Stock Options and Stock Appreciation Rights.

(c) Participant Overall Annual Limitation. The aggregate number of Shares underlying Awards granted under this Plan to any one Participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed the number of Shares having a Fair Market Value on the Date of Grant equal to $5,000,000. The $5,000,000 annual limitation set forth in the preceding sentence is amended to become an annual limitation of 500,000 Shares (without regard to any particular dollar amount), applicable to Awards granted on or after January 1, 2010, but effective only if and when Shareholder approval of this amendment is obtained. The foregoing annual limitation is intended to include the grant of all Awards, including but not limited to, Awards representing “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(d) Application of Limitations. The foregoing limitations shall be applied based upon the assumption that the maximum number of Shares shall be earned under any performance based Award.

3.3 Awards Not Earned or Exercised. In the event any outstanding Award, or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan.

Any Shares subject to any Award that are withheld or otherwise not issued upon exercise of any Award to satisfy the Participant’s withholding obligations or in payment of any subscription price or the Exercise Price, and Shares subject to an Award (or any portion of an Award) that is settled in cash in lieu of settlement in Shares will reduce the number of Shares available for grant under the limitations in Sections 3.1 and 3.2 as if the full Award had been issued in Shares.

3.4 Dilution and Other Adjustments. In the event that there is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or other similar corporate transaction or event which affects the number of Shares of the Company outstanding, the (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the limitations set forth in Sections 3.1 and 3.2 above and (iv) the purchase price, Exercise Price or any performance objective with respect to any Award shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates shall always be a whole number.

In addition, if the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it deems equitable, make the adjustments described in the preceding paragraph; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number.

Notwithstanding the foregoing, the adjustments described in this Section 3.4 shall be made in compliance with: (i) Sections 422 and 424 of the Code with respect to ISOs; (ii) Section 162(m) of the Code with respect to Performance Share Awards unless specifically determined otherwise by the Committee; and (iii) Section 409A of the Code, to the extent the Committee determines it is necessary to avoid its application or avoid adverse tax consequences thereunder.

ARTICLE 4

PARTICIPANTS

4.1 Eligibility. Officers, mine managers and other key employees of the Company or any of its Affiliates may be eligible to participate in this Plan. The Participants shall be selected from time to time by the Committee in its sole discretion, or, with respect to employees other than executive officers or Participants who are “covered employees” as defined in Section 162(m) of the Code, by the Chief Executive Officer in his sole discretion with proper delegation from the Committee.

ARTICLE 5

STOCK OPTION AWARDS

5.1 Stock Option Awards. Each Stock Option granted under this Plan (or delegation of authority to the Chief Executive Officer to grant Stock Options) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant.

5.2 Terms and Conditions of Stock Option Awards. Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and/or with respect to the Shares acquired upon exercise, not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee which provides a floor not less than Fair Market Value as of the Date of Grant. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares as of the Date of Grant either by lowering the Exercise Price or by canceling the outstanding Stock Option and granting a replacement option with a lower Exercise Price.

(b) Stock Option Term. Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(c) Method of Exercise. Vested portions of any Stock Option may be exercised in whole or in part at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any required tax withholding or payment of cash pursuant to Section 16.3 hereof. Subject to the approval of the Committee, the Exercise Price may be paid:

(i) in cash in any manner satisfactory to the Committee;

(ii) by tendering (by either actual delivery of Shares or by attestation) previously-owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including Restricted Shares;

(iii) by a combination of cash and Shares;

(iv) to the extent permitted by applicable law, from the proceeds of sale through a bank or a broker on the date of exercise of some or all of the Shares to which the exercise relates in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery of all or a part of the sales proceeds to the Company in payment of the Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including but not limited to, U.S. Federal and state income taxes, payroll taxes and foreign taxes, if applicable; or

(v) by another method permitted by law which assures full and immediate payment of the Exercise Price.

The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company.

If the Exercise Price of a NQSO is paid by tendering Restricted Shares, then the Shares received upon the exercise will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee’s sole discretion, required tax withholding may be paid only by cash or through a same day sale transaction.

(d) Issuance of Shares. The Company will issue or cause to be issued such Shares promptly upon exercise of the Option without any restrictions other than those described in Section 15.2 hereof. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

(e) Form. Unless the grant of a Stock Option is designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are also subject to the terms and conditions stated in Article 6 hereof.

(f) Special Limitations on Stock Option Awards. Unless an Award agreement approved by the Committee provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Option Awards shall be construed and administered accordingly.

(g) Performance-Based Restrictions. The Committee may, in its sole discretion, grant Stock Options that Vest only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

5.3 Termination of Awards Prior to Expiration. Unless otherwise provided in an employment or other agreement entered into between the optionee and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise specified at or after the time of grant, and subject to Article 6 hereof with respect to ISOs, the following early termination provisions apply to all Stock Options:

(a) Termination by Death. If an optionee’s employment with the Company or its Affiliates terminates by reason of his or her death, all Stock Options held by such optionee will immediately become Vested, but thereafter may only be exercised (by the optionee’s designated beneficiary or, if there is no designated beneficiary, by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution) for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such death, or until the expiration of the original term of the Stock Option, whichever period is the shorter.

(b) Termination by Reason of Disability. If an optionee’s employment with the Company or its Affiliates terminates by reason of his or her Disability, all Stock Options held by such optionee will immediately become Vested, but thereafter may only be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such termination of employment, or until the expiration of the original term of the Stock Option, whichever period is the shorter. If the optionee dies within such one-year period (or such other period as applicable), any unexercised Stock Option held by such optionee will thereafter be exercisable by the optionee’s designated beneficiary, or if no beneficiary is designated by the optionee, then by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the one-year period (or other period as applicable) or for a period of 12 months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its original stated expiration date.

(c) Termination by Reason of Retirement. If an optionee’s employment with the Company or its Affiliates terminates by reason of his or her Retirement, the Stock Options held by such optionee which were Vested immediately prior to his Retirement may be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such Retirement, or until the expiration of the original term of the Stock Option, whichever period is the shorter. If the optionee dies within such one-year period (or such other period as applicable), any unexercised Stock Option held by such optionee will thereafter be exercisable by the optionee’s designated beneficiary, or if no beneficiary is designated by the optionee, then by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the one-year period (or such other period as applicable) or for a period of 12 months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its original stated expiration date. Stock Options which were not Vested on the optionee’s date of Retirement will be forfeited as of such date.

(d) Termination for Cause. If an optionee’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Stock Options (or portions thereof) which have not been exercised, whether Vested or not, are automatically forfeited immediately upon termination.

(e) Other Termination. If an optionee’s employment with the Company or its Affiliates terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or for Cause, any Vested portions of Stock Options held by such optionee at the time of termination may be exercised by the optionee for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the date of such termination or until the expiration of the original term of the Stock Option, whichever period is the shorter. No portion of any Stock Option which is not Vested at the time of such termination will thereafter become Vested.

ARTICLE 6

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

6.1 Eligibility. Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company or a Subsidiary.

6.2 Special ISO Rules.

(a) Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant (110% of the Fair Market Value of the Shares if Section 6.2(c) applies. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee which provides a floor not less than 100% or 110% Fair Market Value as of the Date of Grant, as the case may be. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% or 110% of the Fair Market Value of the Shares as of the Date of Grant, whichever is applicable.

(b) Term. No ISO may be exercisable on or after the tenth anniversary of the Date of Grant, and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan. (See Section 17.1 hereof.)

(c) Ten Percent Shareholder. No optionee may receive an ISO under this Plan if such optionee, at the time the Award is granted, owns (after application of the rules contained in Section 424(d) of the Code) equity securities possessing more than 10% of the total combined voting power of all classes of equity securities of the Company or any Subsidiary, unless (i) the Exercise Price for such ISO is at least 110% of the Fair Market Value of the Shares as of the Date of Grant and (ii) such ISO is not exercisable on or after the fifth anniversary of the Date of Grant.

(d) Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under this Plan or any other plan adopted by the Company or its Subsidiary) shall not exceed $100,000. If such aggregate Fair Market Value shall exceed $100,000, such number of ISOs as shall have an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as NQSOs.

(e) Non-Transferability. Notwithstanding any other provision herein to the contrary, no ISO granted hereunder (and, if applicable, related Stock Appreciation Right) may be transferred except by upon death to the Participant’s designated beneficiary, or if no beneficiary is designated by the Participant, then by will or by the laws of descent and distribution, nor may such ISO (or related Stock Appreciation Right) be exercisable during an optionee’s lifetime other than by him (or his or her guardian or legal representative to the extent permitted by applicable law).

(f) Termination of Employment. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or disability (as defined in Section 22(e)(3) of the Code), or such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment with the Company or a Subsidiary.

(g) Fair Market Value. For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code.

6.3 Subject to Code Amendments. The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 or any successor provisions. Any ISO which fails to comply with Section 422 of the Code is automatically treated as a NQSO appropriately granted under this Plan provided it otherwise meets the Plan’s requirements for NQSOs.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 SAR Award and Agreement. Stock Appreciation Rights may be granted under this Plan, either independently or in conjunction with the grant of a Stock Option. Each SAR granted under this Plan (or delegation of authority to the Chief Executive Officer to grant SARs) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant.

7.2 SARs Granted in Conjunction with an Option. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under this Plan, either at the same time or after the grant of the Stock Option, and will be subject to the following terms and conditions:

(a) Term. Each Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option or portion thereof shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option, or applicable portion thereof.

(b) Exercisability. A Stock Appreciation Right is exercisable only at such time or times and to the extent that the Stock Option to which it relates is Vested and exercisable in accordance with the provisions of Article 5 hereof or otherwise as the Committee may determine at or after the time of grant.

(c) Method of Exercise. A Stock Appreciation Right may be exercised by the surrender of the applicable portion of the related Stock Option. Stock Options which have been so surrendered, in whole or in part, are no longer exercisable to the extent the related Stock Appreciation Rights have been exercised and are deemed to have been exercised for the purpose of the limitation set forth in Article 3 hereof on the number of Shares to be issued under this Plan. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding or payment of cash requirements pursuant to Section 16.3, the holder of the Stock Appreciation Right is entitled to receive up to, but not more than, an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of one Share over the Exercise Price per Share specified in the related Stock Option, multiplied by the number of Shares in respect of which the Stock Appreciation Right is exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Exercise Price per Share of the related Stock Option does not exceed the Fair Market Value of one Share, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.3 Independent SARs. Stock Appreciation Rights may be granted without related Stock Options, and independent Stock Appreciation Rights will be subject to the following terms and conditions:

(a) Term. Any unexercised portion of an independent Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(b) Exercisability. A Stock Appreciation Right is exercisable, in whole or in part, at such time or times as determined by the Committee at or after the time of grant.

(c) Method of Exercise. A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding or payment of cash requirements pursuant to Section 16.3, the holder of the Stock Appreciation Right is entitled to receive an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Fair Market Value of a Share on the Date of Grant multiplied by the number of Stock Appreciation Rights being exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Fair Market Value of a Share on the Date of Grant, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

(d) Early Termination Prior to Expiration. Unless otherwise provided in an employment or other agreement entered into between the holder of the Stock Appreciation Right and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise specified at or after the Date of Grant, the early termination provisions set forth in Section 5.3 as applied to Non-Qualified Stock Options will apply to independent Stock Appreciation Rights.

(e) Grant Date Fair Market Value. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding SAR may reduce the Grant Date Fair Market Value either by lowering the stated Grant Date Fair Market Value or by canceling the outstanding SAR and granting a replacement SAR with a lower Grant Date Fair Market Value.

7.4 Other Terms and Conditions of SAR Grants; Performance-Based Restrictions. Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan and any operative employment or other agreement, as are determined from time to time by the Committee. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant SAR Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

7.5 Special Limitations on SAR Awards. Unless an Award agreement approved by the Committee provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8

RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS

8.1 Restricted Share Awards and Agreements. Restricted Share Awards consist of Shares which are issued by the Company to a Participant at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value but which are subject to forfeiture and/or restrictions on their sale or other transfer by the Participant. Each Restricted Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Restricted Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Restricted Shares, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

8.2 Terms and Conditions of Restricted Share Awards. Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the Date of Grant.

(b) Restrictions. All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments, at the time of the death, Disability or Retirement of the holder of such Shares, or otherwise, but subject to the Change in Control provisions in Article 12);

(ii) a requirement that the Participant forfeit such Restricted Shares in the event of termination of the Participant’s employment with the Company or its Affiliates to the extent not otherwise Vested under this Section 8.2;

(iii) a prohibition against employment or retention of the Participant by any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws; and

(v) such additional restrictions as are required to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions. The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

(d) Delivery of Shares. Restricted Shares will be registered in the name of the Participant and deposited, together with a Stock Power, with the Company. Each certificate will bear a legend in substantially the following form:

“The transferability of this certificate and the Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Amended and Restated Cliffs 2007 Incentive Equity Plan, and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”

At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, such Shares will be delivered free of all restrictions (except for any pursuant to Section 15.2 hereof) to the Participant and with the foregoing legend removed.

(e) Vesting of Shares. Unless otherwise provided in the Restricted Share Agreement approved by the Committee, the Restricted Shares shall Vest 100% in the event of the death or Disability of the Participant holding the Restricted Shares and shall Vest pro-rata upon the Retirement of the Participant or the termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Restricted Shares until his Retirement or termination of employment by the Company not for Cause compared to the total period the Shares would be subject to Restrictions. Upon any such event, the Restrictions on the Shares so Vested will immediately lapse unless there are performance conditions on the Shares which cannot be measured until the end of the restriction period. If there are such performance conditions, the restrictions will continue to apply until the end of the restriction period and it can be determined whether all or a part of the performance conditions have been satisfied. Any Restricted Shares which do not Vest on Retirement of the Participant or termination of the Participant’s employment by the Company not for Cause will be immediately forfeited pursuant to paragraph (f) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Restricted Shares which had not previously Vested will be immediately forfeited pursuant to paragraph (f) below.

(f) Forfeiture of Shares. If a Participant who holds Restricted Shares fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Shares prior to the lapse, satisfaction or waiver of such restrictions and conditions, the Participant shall forfeit the Shares and transfer them back to the Company in exchange for a refund of any consideration paid by the Participant or such other amount which may be specifically set forth in the Award agreement. A Participant shall execute and deliver to the Company one or more Stock Powers with respect to Restricted Shares granted to such Participant.

(g) Voting and Other Rights. Except to the extent prohibited by Section 162(m) of the Code and the terms of the applicable Restricted Share Agreement, during any period in which Restricted Shares are subject to forfeiture and restrictions on transfer, the Participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive any dividends paid with respect to such Shares.

(h) Termination for Cause. If a Participant’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Restricted Shares (or portions thereof) which have not been delivered to the Participant without restrictions, whether Vested or not, are automatically forfeited immediately upon termination of employment.

8.3 Restricted Share Unit Awards and Agreements. Restricted Share Unit Awards consist of Shares that will be issued to a Participant at a future time or times at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Restricted Share Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and the Participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Article 3 hereof) are to be determined by the Committee in its sole discretion. By accepting a Restricted Share Unit Award, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

8.4 Terms and Conditions of Restricted Share Unit Awards. Restricted Share Unit Awards, including Retention Units, are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Shares are to be issued to a Participant after Vesting of Restricted Share Units, which may vary from time to time and among Participants and which may be below the Fair Market Value of Shares at the Date of Grant.

(b) Restrictions. All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;

(ii) a requirement that the Participant forfeit such Restricted Share Unit in the event of termination of the Participant’s employment with the Company or its Affiliates prior to Vesting;

(iii) a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws.

(v) the restrictions described in Section 15.2 hereof; and

(vi) such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions. Except in the case of Retention Units, the Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

(d) Voting and Other Rights. A Participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such Units. Such Participant shall have no rights of a Shareholder with respect to such Units.

(e) Vesting of Units. Unless otherwise provided in the Restricted Share Unit Agreement or Retention Unit Agreement approved by the Committee, the Restricted Shares or Retention Units shall Vest 100% in the event of the death or Disability of the Participant holding the Units and shall Vest pro-rata upon the Retirement of such Participant or termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Units until his Retirement or termination of his employment by the Company not for Cause compared to the total period the Units would be subject to restrictions. Upon any such event, the restrictions on 50 percent of the Units so Vested will immediately lapse unless there are performance conditions on the Units which cannot be measured until the end of the restriction period. If there are such performance conditions, the restrictions will continue to apply until the end of the restriction period and it can be determined whether all or a part of the performance conditions have been satisfied. Any Units which do not Vest on Retirement or termination of the Participant’s employment by the Company not for Cause will be immediately forfeited pursuant to paragraph (g) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Restricted Share Units and Retention Units which had not previously Vested will be immediately forfeited pursuant to paragraph (g) below.

(f) Lapse of Restrictions. If a Participant who holds Restricted Share Units or Retention Units satisfies the restrictions and other conditions relating to the Units prior to the lapse or waiver of such restrictions and conditions, the Units shall be converted to cash, or replaced with, Shares which are free of all restrictions except for any restrictions required pursuant to Section 15.2 hereof. Notwithstanding the foregoing, the Committee may, in lieu of the conversion and distribution of the Units, establish procedures to permit deferral of Units of one or more Participants who are highly compensated employees or members of a select group of management in accordance with the terms of a deferred compensation plan sponsored by the Company.

(g) Forfeiture of Restricted Share Units. If a Participant who holds Restricted Share Units or Retention Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Units prior to the lapse, satisfaction or waiver of such restrictions and conditions, the Participant shall forfeit the Units.

(h) Termination for Cause. If a Participant’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Restricted Share Units and Retention Units (or portions thereof) which have not been paid in cash or distributed in the form of Shares, whether Vested or not, are automatically forfeited immediately upon termination of employment.

ARTICLE 9

DEFERRED SHARE AWARDS

9.1 Deferred Share Awards and Agreements. A Deferred Share Award is the right to receive Shares at the end of a specified deferral period as determined by the Committee. Each Deferred Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Deferred Share Awards) will be evidenced by minutes of a meeting, or by unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of the Deferred Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Deferred Shares, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

9.2 Terms and Conditions of Deferred Share Awards. Deferred Shares granted under this Plan are subject to the following terms and conditions, and which need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price. The Committee shall determine the prices, if any, at which Deferred Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the fair market value of such Shares at the Date of Grant.

(b) Restrictions. All Deferred Shares awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Deferred Shares;

(ii) a requirement that the Participant forfeit such Deferred Shares in the event of termination of the Participant’s employment with the Company or its Affiliates prior to Vesting;

(iii) a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws;

(v) the restrictions described in Section 15.2 hereof; and

(vi) such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Deferral Period. Each Award of Deferred Shares shall provide that the Deferred Shares covered thereby shall not be delivered to the Participant until the end of the Deferral Period fixed by the Committee on the Date of Grant (“Deferral Period”).

(d) Performance-Based Restrictions. The Committee may, in its sole discretion, grant Deferred Share Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 will apply.

(e) Vesting of Deferred Shares. Unless otherwise provided in the Deferred Share Agreement approved by the Committee, the Deferred Shares shall Vest 100% in the event of the death or Disability of the Participant holding the Deferred Shares Award and shall Vest pro-rata upon the Retirement of the Participant or termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Deferred Share Award until his or her Retirement or termination by the Company not for Cause compared to the total Deferral Period. Upon death, Disability or Retirement, the Deferred Shares so Vested will immediately be distributed to the Participant unless there are performance conditions on the Deferred Share Award which cannot be measured until the end of the Deferral Period. If there are such performance conditions, the Shares shall not be delivered until the end of the Deferral Period and it can be determined whether all or a part of the performance conditions have been satisfied. Any Deferred Shares which do not Vest on Retirement or termination by the Company not for Cause will be immediately forfeited pursuant to paragraph (f) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Deferred Shares which had not previously Vested will be immediately forfeited pursuant to paragraph (f) below.

(f) Forfeiture of Deferred Shares. If a Participant who holds Deferred Shares or Retention Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Units prior to the lapse, satisfaction or waiver of such restrictions and conditions, the Participant shall forfeit the Units.

(g) Termination for Cause. If a Participant’s employment with the Company or its Affiliates is terminated by the Company for Cause, all Deferred Shares (or portions thereof) which have not been distributed to the Participant, whether Vested or not, are automatically forfeited immediately upon termination of employment.

9.3 Special Limitations on Deferred Share Awards. Unless an Award agreement approved by the Committee provides otherwise or unless the Participant elects to defer an Award under the Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc) Voluntary Non-Qualified Deferred Compensation Plan, Deferred Shares awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Deferred Share Awards shall be construed and administered accordingly.

ARTICLE 10

PERFORMANCE SHARE AND PERFORMANCE UNIT AWARDS

10.1 Performance Share Awards and Agreements. A Performance Share Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Performance Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Performance Shares, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

10.2 Performance Unit Awards and Agreements. A Performance Unit Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Performance Unit Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Performance Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Unit Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Chief Executive Officer if such officer has been delegated the right to make Performance Unit Awards to certain Participants). By accepting a grant of a Performance Unit, the Participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

10.3 Performance Objectives. At the time of grant of a Performance Share and/or Performance Unit Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of Shares/Units that will be distributed to the Participant. The Committee also will specify the time period or periods (the “Performance Period”) during which the performance objectives must be met. The performance objectives and periods need not be the same for each Participant nor for each Award. The Committee may use performance objectives based on any one or more of the following measures, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures:

(a)	net earnings or net income;

(b)	operating earnings;

(c)	pretax earnings;

(d)	earnings per Share;

(e)	Share price, including growth measures and total Shareholder return;

(f)	earnings before interest and/or taxes;

(g)	earnings before interest, taxes, depreciation and/or amortization;

(h)	sales or revenues, whether in general, by type of product or service, or by type of customer;

(i)	gross or operating margins;

(j)	return measures, including pre-tax or after-tax, before or after depreciation and amortization: return on assets, capital, investment, equity, sales or revenue;

(k)	economic profit or economic value added;

(l)	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(m)	productivity ratios;

(n)	expense or cost control;

(o)	market share;

(p)	financial ratios as provided in credit agreements of the Company and its Subsidiaries;

(q)	working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);

(r)	completion of acquisitions of business or companies;

(s)	completion of divestitures and asset sales;

(t)	safety performance; and

(u)	any combination of any of the foregoing business criteria.

The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

10.4 Adjustment of Performance Objectives. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share and/or Performance Unit Awards if it determines that, due to an event as described below, an adjustment would be consistent with the objectives of this Plan taking into account the interests of the Participants. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or shares. Any such adjustments shall comply with the requirements of Section 162(m) of the Code to the extent applicable.

10.5 Other Terms and Conditions of Performance Share and Performance Unit Awards. Performance Share and Performance Unit Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement as the Committee deems desirable:

(a) Delivery of Award. As soon as practicable after the applicable Performance Period has ended, the Participant will receive a distribution of the amount in cash or the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the Participant and will be free of all restrictions except for any restrictions pursuant to Section 15.2 hereof.

(b) Vesting of Performance Shares and Performance Units. Unless otherwise provided in the Performance Share or Performance Unit Agreement approved by the Committee, the Performance Shares and Performance Units shall Vest 100% in the event of the death or Disability of the Participant holding the Award and shall Vest pro-rata upon the Retirement of such Participant or termination of the Participant’s employment by the Company not for Cause based upon the period from the Date of Grant of the Award until his Retirement or termination by the Company not for Cause compared to the total Performance Period. However, no payments will be made with respect to the Award until after the end of the Performance Period and it is determined whether all or a part of the performance conditions have been satisfied. Any Performance Shares or Performance Units which do not Vest on Retirement or termination by the Company not for Cause will be immediately forfeited pursuant to paragraph (e) below.

In the event that the employment of a Participant terminates for a reason other than death, Disability, or Retirement, or is terminated by the Company not for Cause, any Performance Shares and Performance Units which had not previously Vested will be immediately forfeited pursuant to paragraph (e) below.

(c) Voting and Other Rights. Awards of Performance Shares and/or Performance Units do not provide the Participant with voting rights or rights to dividends prior to the Participant becoming the holder of record of Shares issued pursuant to an Award. Prior to the issuance of Shares, Performance Share and Performance Unit Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.

(d) Performance-Based Compensation. The Committee may designate Performance Share and/or Performance Unit Awards as being “remuneration payable solely on account of the attainment of one or more performance goals” as described in Section 162(m)(4)(C) of the Code. Such Awards shall be automatically amended or modified to comply with amendments to Section 162 of the Code to the extent applicable, unless the Committee indicates a contrary intention.

(e) Forfeiture of Performance Shares and Performance Units. If a Participant who holds Performance Shares and/or Performance Units fails to satisfy the performance goals, Vesting requirements and other conditions related to the Award, the Participant shall forfeit the Performance Shares and/or Performance Units.

10.6 Special Limitations on Performance Share and Performance Unit Awards. Unless an Award agreement approved by the Committee provides otherwise or unless the Participant elects to defer an Award under the Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc) Voluntary Non-Qualified Deferred Compensation Plan, Performance Shares and Performance Units awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Performance Share and Performance Unit Awards shall be construed and administered accordingly.

ARTICLE 11

TRANSFERS AND LEAVES OF ABSENCE

11.1 Transfer of Participant. For purposes of this Plan, except as provided in Section 6.2(f) with respect to Incentive Stock Options, the transfer of a Participant among the Company and its Affiliates is deemed not to be a termination of employment.

11.2 Effect of Leaves of Absence. For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:

(a) a leave of absence, approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, if the period of such leave does not exceed 90 days;

(b) a leave of absence in excess of 90 days, approved in writing by the Company, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c) any other absence determined by the Committee in its discretion not to constitute a break in service.

ARTICLE 12

EFFECT OF CHANGE IN CONTROL

12.1 Change in Control Defined. The words “Change in Control” mean the occurrence during the Term of any of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 12.1. This Section 12.1 applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.

(c) A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(d) Any one person, or more than one person acting as a group. acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of this Section 12.1, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

12.2 Acceleration of Awards. Except as otherwise provided in this Plan or an Award agreement, immediately upon the occurrence of a Change in Control all outstanding Awards of any type under this Plan shall automatically become fully Vested.

ARTICLE 13

TRANSFERABILITY OF AWARDS

13.1 Awards Are Non-Transferable. Except as provided in Sections 13.2 and 13.3, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.

13.2 Inter-Vivos Exercise of Awards. During a Participant’s lifetime, Awards are exercisable only by the Participant or, as permitted by applicable law and notwithstanding Section 13.1 to the contrary, the Participant’s guardian or other legal representative.

13.3 Limited Transferability of Certain Awards. The Committee, in its discretion, may allow at or after the time of grant the transferability of Awards which are Vested, provided that the permitted transfer (i) is made pursuant to a QDRO or other applicable domestic relations order to the extent permitted by law; (ii) if the Award is an Incentive Stock Option, is consistent with Section 422 of the Code; (iii) is made to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing or is otherwise determined by the Committee to be in the interests of the Company; or (iv) is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members. “Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the Participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 14

AMENDMENT AND DISCONTINUATION

14.1 Amendment or Discontinuation of this Plan. The Board of Directors may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made:

(a) which would materially and adversely affect the rights of a Participant under any Award granted prior to the date such action is adopted by the Board of Directors without the Participant’s written consent thereto; and

(b) without Shareholder approval, if Shareholder approval is required under applicable laws, regulations or securities exchange requirements.

14.2 Amendment of Awards. The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options with an Exercise Price less than 100% of the Fair Market Value of the Shares on the Date of Grant), would materially and adversely affect the rights of any holder without his or her written consent, or would, in the case of performance-based Awards, violate the terms and provisions of Section 162(m) of the Code or the regulations issued under such Section 162(m).

14.3 Effect of Non-Approval of this Plan. This Plan shall cease to be operative if it is not approved by a majority of the outstanding Shares present (in person, telephonically, electronically, by proxy or its equivalent or as otherwise permitted by the Company’s governing documents) and entitled to vote on the approval of this Plan at a meeting of Shareholders of the Company. In the event of such a cessation, any Awards under the Plan shall be revoked and this Plan shall be deemed null and void ab initio. In the event of such a cessation, the Company, the Board of Directors and the Committee shall not be liable for any such Awards under this Plan.

14.4 Term. Unless sooner discontinued by the Board of Directors under Section 14.1 hereof, this Plan shall terminate on March 13, 2013, the 6th anniversary of its adoption.

14.5 Effect of Termination. Upon termination or discontinuance of this Plan, all Awards previously granted under this Plan shall continue in full force and effect in accordance with the terms of the Award and the terms of this Plan as in effect when the Award was made.

ARTICLE 15

SHARE CERTIFICATES

15.1 Delivery of Share Certificates. The Company is not required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a) payment in full of any required tax withholding or payment of cash (as provided in Section 16.3 hereof);

(b) completion of any registration or other qualification of such Shares under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body which the Committee in its discretion deems necessary or advisable;

(c) admission of such Shares to listing on the New York Stock Exchange or any stock exchange on which the Shares are listed;

(d) in the event the Shares are not registered under the Securities Act of 1933, qualification as a private placement under said Act;

(e) obtaining of any approval or other clearance from any Federal or state governmental agency which the Committee in its discretion determines to be necessary or advisable; and

(f) the Committee is fully satisfied that the issuance and delivery of Shares under this Plan is in compliance with applicable Federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.

15.2 Applicable Restrictions on Shares. Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of the New York Stock Exchange or any stock exchange upon which the Shares are then listed, and any other applicable Federal or state law and will include any restrictive legends the Committee may deem appropriate to include.

In addition, the Committee may restrict 50% of the Shares issued with respect to Awards so that they cannot be sold by the Participant unless immediately after such sale, the Participant is in compliance with any share ownership guidelines established by the Company that are applicable to the Participant at the time of sale.

15.3 Book Entry. In lieu of the issuance of share certificates evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 16

GENERAL PROVISIONS

16.1 No Implied Rights to Awards or Employment. No potential Participant has any claim or right to be granted an Award under this Plan, and there is no obligation of uniformity of treatment of Participants under this Plan. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award agreement.

16.2 Other Compensation Plans. Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

16.3 Withholding. Each Participant must, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for income tax purposes, pay, in cash, to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law or other amounts to be withheld with respect to the Award. The obligations of the Company under this Plan are conditioned on such payment, and the Company, to the extent permitted by law, has the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to a Participant, with or without such Participant’s consent.

16.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders of the Company.

16.5 Rule 16b-3 Compliance. The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act, as such rule may be amended from time to time. All transactions involving any Participant subject to Section 16(a) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such Participants.

16.6 Code Section 162(m) Compliance. The Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to “performance-based compensation.” Unless the Committee shall otherwise determine, all transactions involving any Participant the deductibility of whose compensation is subject to Section 162(m) of the Code shall be subject to such requirements, regardless of whether such requirements are expressly set forth in this Plan. Unless the Committee shall otherwise determine, any provision of this Plan that is contrary to such requirements does not apply to such Participants.

16.7 Successors. All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

16.8 Severability. In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

16.9 Governing Law. To the extent not preempted by Federal law, this Plan and all Award agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Ohio. This Plan is not intended to be governed by ERISA and shall be so construed and administered.

ARTICLE 17

EFFECTIVE DATE

17.1 Effective Date. Subject to the approval of the Shareholders of the Company at the Annual Meeting of Shareholders held in 2007, the effective date of this Cliffs Natural Resource Inc. (f/k/a Cleveland-Cliffs Inc) 2007 Incentive Equity Plan is the date of its adoption by the Board of Directors on March 13, 2007. To the extent that Awards are made under this Plan prior to its approval by Shareholders, they shall be contingent upon Shareholder approval of this Plan.